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                                                                    EXHIBIT 99.1

For Immediate Release, April 15, 2002

CONTACT :

Robin Shapiro (media), 206.389.4040
Mark Leahy (investors), 206.389.4363



Immunex Secures Additional Manufacturing Capacity for ENBREL(R)(etanercept) at Genentech, Inc.

Immunex Takes Additional Steps to Expand Supply To Help Keep Up with Growing Demand for Sales of ENBREL

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SEATTLE, WA - Immunex Corporation [Nasdaq: IMNX] today announced a manufacturing agreement with Genentech, Inc. to produce ENBREL(R) (etanercept) at Genentech's manufacturing facility in South San Francisco. Subject to the approval of the U.S. Food and Drug Administration, the facility is expected to add supply capacity for ENBREL, beginning in 2004. Currently, ENBREL is manufactured at a plant operated by Immunex's manufacturing partner, and at Immunex's Rhode Island facility, expected to be approved later this year.

"We're working hard to help assure that the growing demand for ENBREL is met," said Peggy Phillips, Immunex's executive vice president and chief operating officer.

ENBREL was launched in 1998 and is now marketed for reducing signs and symptoms and inhibiting the progression of structural damage in patients with moderately to severely active rheumatoid arthritis (RA). ENBREL is also the first and only therapy approved to reduce the signs and symptoms of active arthritis in patients with psoriatic arthritis. Additionally, Immunex is studying ENBREL in a Phase 2/3 clinical study for psoriasis, and Phase 3 clinical studies for ankylosing spondylitis and Wegener's granulomatosis.

"This Genentech agreement adds flexibility and depth to our plans to expand the production capacity of ENBREL to the multi-billion dollar level," said Phillips.

The agreement will be for a fixed time frame. Upon approval of the FDA, which the parties hope to obtain in early 2004, the Genentech facility will become a licensed manufacturing site for commercial supply of ENBREL. Under the terms of the agreement, Genentech will produce ENBREL through 2005, and the parties can by mutual agreement extend production through 2006.

The collaboration with Genentech represents another in a series of strategic steps Immunex is taking to increase both short-term and long-term supply of ENBREL. In November 2001, Immunex broke ground on the BioNext Project(TM), second manufacturing plant in West Greenwich, Rhode Island, which will be dedicated to the production of ENBREL and other products. Once completed, it will be one of the largest and most advanced cell culture manufacturing centers in the world.

ABOUT ENBREL

ENBREL is the only TNF receptor on the market. It acts by binding TNF, one of the dominant inflammatory cytokines or regulatory proteins that play an important role in both normal immune function and the cascade of reactions that cause the inflammatory process of RA and psoriatic arthritis. The binding of ENBREL to TNF renders the bound TNF biologically inactive, resulting in significant reduction in inflammatory activity.

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SINCE THE PRODUCT WAS FIRST INTRODUCED, SERIOUS INFECTIONS, SOME INVOLVING
DEATH, HAVE BEEN REPORTED IN PATIENTS USING ENBREL. MANY OF THESE INFECTIONS OCCURRED IN PATIENTS WHO WERE PRONE TO INFECTIONS, SUCH AS THOSE WITH ADVANCED OR POORLY CONTROLLED DIABETES. RARE CASES OF TUBERCULOSIS HAVE ALSO BEEN REPORTED. ENBREL SHOULD BE DISCONTINUED IN PATIENTS WITH SERIOUS INFECTIONS. DO NOT START ENBREL IF YOU HAVE AN INFECTION OF ANY TYPE OR IF YOU HAVE AN ALLERGY TO ENBREL OR ITS COMPONENTS. ENBREL SHOULD BE USED WITH CAUTION IN PATIENTS PRONE TO INFECTION. CONTACT YOUR PHYSICIAN IF YOU HAVE ANY QUESTIONS ABOUT ENBREL OR INFECTIONS.

There have been reports of serious nervous system disorders such as multiple sclerosis, seizures, or inflammation of the nerves of the eyes. Tell your doctor if you have ever had any of these disorders or if you develop them after starting ENBREL(R) (etanercept). There have also been rare reports of serious blood disorders, some involving death. Contact your doctor immediately if you develop symptoms such as persistent fever, bruising, bleeding, or paleness. It is unclear if ENBREL has caused these nervous system or blood disorders. If your doctor confirms serious blood problems, you may need to stop using ENBREL.

The most frequent adverse events in placebo-controlled RA clinical trials involving 349 adults were injection site reactions (ISR) (37%), infections (35%), and headache (17%). Only the rate of ISR was higher than that of placebo. The most frequent adverse events in a methotrexate-controlled clinical trial of 415 adults with early-stage RA were infections (64%), ISR (34%), and headache (24%). Of these, only the rate of ISR was higher than that of methotrexate. In all 1,197 RA patients studied, malignancies were rare (1%).

Adverse events in the psoriatic arthritis trial were similar to those reported in RA clinical trials.

Immunex Corporation and Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE), market ENBREL in North America. Other Wyeth affiliates market ENBREL outside of North America. Immunex manufactures ENBREL. Additional information about ENBREL, including full prescribing information, can be found on the company-sponsored Web site at (www.enbrel.com) or by calling toll-free 888-4ENBREL (888-436-2735).

Immunex Corporation is a leading biopharmaceutical company dedicated to improving lives through immune system science innovations.

Wyeth Pharmaceuticals, a division of Wyeth, has leading products in the areas of women's health care, cardiovascular disease, central nervous system, inflammation, hemophilia, oncology and vaccines.

Wyeth (NYSE: WYE) is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. Wyeth's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

NOTE: Except for the historical information contained herein, this news release contains forward-looking statements that involve substantial risks and uncertainties. Among the factors that could cause actual results or timelines to differ materially are risks associated with research and clinical development, regulatory approvals, our supply capabilities and reliance on third-party manufacturers, product commercialization, competition, litigation and other risk factors listed from time to time in reports filed by Immunex with the SEC, including but not limited to risks described under the caption "Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price" within our most recently filed Form 10-K. The forward-looking statements contained in this news release represent our judgment as of the date of this release. Immunex undertakes no obligation to publicly update any forward-looking statements. An electronic version of this news release -- as well as additional information about Immunex of interest to investors, customers, future employees and patients -- is available on the Immunex home page at www.immunex.com.

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